Exhibit 10.13

SECURITY AGREEMENT

DEBTORS:	SECURED PARTY:
Sysorex USA	Avnet, Inc.

ADDRESS: 17 E Sir Francis Drake Blvd. Ste 110 Larkspur, CA 94939	ADDRESS: 8700 S. Price Rd. Tempe, AZ 85284

Sysorex Global, Inc.

ADDRESS:

2479 E. Bayshore Road, Suite 195

Palo Alto, CA 94303

Avnet, Inc., through its divisions (“AVNET” or “Secured Party”), enters into this Security Agreement (“Agreement”) with Sysorex USA (“Debtor”) and Sysorex Global, Inc. (collectively “Debtors”) as of the 22nd day of June 2016 (“Effective Date”).

Debtors agree that in order to secure the full, prompt and satisfactory performance of each and every obligation of Debtors to AVNET, including but not limited to Debtors’ obligation to make full and timely payment of the invoices issued by AVNET, (the “Obligations”) Debtors grant to AVNET a purchase money security interest and continuing lien on all Debtors’ right, title and interest (the "Security Interest") in and to the following described collateral:

All inventory, goods or other tangible assets sold by AVNET to Debtor or Debtors, whether or not such assets are delivered to the Debtors, as well as all accounts, chattel paper, deposit accounts, accounts receivable, rights to payment of every kind, general intangibles, equipment, fixtures, inventory, all royalties, instruments, and proceeds that arise from the sale of the inventory and goods to the Debtor or Debtors.

In addition, Debtors grants AVNET a continuing security interest in all of the following, wherever located, now owned or held or hereafter acquired or created: all of Debtor’s or Debtors’ accounts receivable insurance proceeds, and other rights to payment of every kind as each of those terms are defined by the Uniform Commercial Code of the State of Arizona in effect as of the date of this Agreement, regardless as to whether such collateral is in the possession of Debtor or Debtors, warehouseman, bailee, or any other third party (collectively, the "Collateral") arising at any time under this Agreement or otherwise, together with interest, and renewals or extensions thereof and whether such indebtedness is reduced, increased or entirely extinguished and thereafter reincurred and attorneys’ fees incurred by Avnet in enforcing this Agreement or collecting payments under it (collectively, the “Collateral”).

The Security Interest granted shall at all times be valid, perfected and enforceable against the Debtors and all third parties, in accordance with the terms hereof, as security for the unpaid Obligations owing to AVNET as provided above, and, with the exception of the Permitted Liens (as defined below), the Collateral shall not at any time be subject to any other lien(s) without the prior written approval of AVNET.

Debtors warrant, covenant and agree: (1) to pay and perform all of the obligations secured by this Agreement (including but not limited to AVNET's cost of enforcement, collection and attorney's fees), to defend title to the Collateral, to keep the Collateral free and clear of all mortgages, liens (with the exception of the Permitted Liens), pledges, charges, encumbrances, further security interests, taxes and assessments and to keep, at its sole expense, the Collateral in good repair and condition; (2) to keep the Collateral insured (with insurers acceptable to AVNET) against loss by fire, theft and other hazards in an amount equal to at least one hundred percent (100%) of the replacement value of the Collateral and evidence such by providing AVNET current certificates of insurance, with the loss payable and proceed clauses directly payable first to the Bank to satisfy obligations owed under the Credit Facility, then to the Investors, to satisfy the obligations owed for the Financing and then to AVNET (3) that on demand by AVNET, to furnish further assurance of title, execute and deliver any instrument or do other acts necessary to effectuate the purposes of this Agreement; (4) to promptly notify AVNET of any change in the location of or with respect to the financial condition or the discontinuance of Debtors’ businesses; (5) promptly notify AVNET of the commencement of any litigation or governmental proceeding against the Debtors which, if adversely determined, might affect Debtors, or Debtors' businesses, or Debtors’ ability to repay the Obligations in any material respect; and (6) Debtors’ operations are and will continue to be in compliance with and not in violation of all applicable laws and regulations.

If Debtors shall fail to procure or to pay the premium on any insurance required to be maintained by this Agreement, AVNET is hereby authorized (but not obligated) to pay and advance any sums required and all such advances shall be secured by the Collateral and be repaid immediately by Debtors upon notice by AVNET. Debtors shall give AVNET or any persons designated by AVNET the right, without hindrance or delay, upon ten Business Days' notice, during normal business hours, to inspect, audit, check and make copies of Debtor's books, records and accounts.

Debtors will be in default of this Agreement upon the occurrence of any of the following:

(1)	failure to perform any obligation under this Agreement;

(2)	failure to pay any invoice, note, account, obligation or liability due AVNET in accordance with the certain Repayment Agreement (the “Repayment Agreement”) of even date herewith ;

(3)	making any false or misleading statement, representation or warranty in connection with this Agreement;

(4)	commencement of insolvency or like proceedings against Debtors or their parent, affiliate, subsidiary or division or any assignment for the benefit of creditors, receiver or trustee;

(5)	any material adverse change in the financial condition of Debtors, reduction in value of the Collateral, or any action by Debtors to cease operations or business conducted;

(6)	any loss, theft, damage, sale, transfer or conveyance of the Collateral, except in the ordinary course of business;

(7)	the death, dissolution, termination of existence, insolvency, business failure, or like event of Debtors or any guarantor or surety for Debtors; or

(8)	when AVNET, in its sole judgment, deems itself, in good faith, unsecured for any reason whatsoever.

Subject to the rights of the holders of the Permitted Liens, upon Default and at any time after such Default, (1) AVNET may declare all obligations secured by this Agreement immediately due and payable in full without presentment, demand, protest or notice of dishonor of any kind, all of which are hereby expressly waived, and AVNET shall have all the rights, remedies and privileges with respect to repossession, retention and sale of the Collateral and disposition of the proceeds available to a secured party under the Uniform Commercial Code of the State of Arizona in effect as of the date of this Agreement; (2) AVNET may enter peaceably onto Debtors’ premises to possess, render unusable by Debtors, dispose of or require Debtors to assemble the Collateral and deliver or make it available to AVNET at a place to be designated by AVNET; (3) AVNET may foreclose its liens, security interests and assignments or exercise any powers of sale; and/or (4) AVNET may pursue all rights and remedies available at law or in equity. All expenses, (including but not limited to reasonable attorneys' fees) costs of collection, sale or storage or the like shall be borne by Debtors.

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AVNET acknowledges that Western Alliance Bank, as successor in interest to Bridge Bank National Association (the “Bank”), is the holder of a first priority lien against all of the assets of Debtors, including the Collateral, to secure repayment of a credit facility in the amount of $12 million (the “Credit Facility”).

AVNET acknowledges that Debtors intend to obtain $5 million in financing from investors (“Investors”) in the form of convertible promissory notes (the “Financing”), which Financing shall be secured by a lien against all of the assets of Debtors, including the Collateral. Together, the lien securing the Credit Facility and the lien that will secure the Financing shall be referred to as the “Permitted Liens”.

AVNET agrees that: (i) the Obligations shall be subordinated in right of payment to the prior payment in full of the Credit Facility and the Financing, and (ii) the Obligations are, and shall be, subject and subordinate in all respects to the liens, terms, covenants and conditions of the Credit Facility and the Financing and to all advances heretofore made or that may hereafter be made pursuant to the terms of the Credit Facility and the Financing

AVNET agrees that if it acquires by right of subrogation or otherwise a lien on the Collateral which (but for this paragraph) would be senior to the liens securing the Credit Facility or the Financing, then, in that event, such lien shall be subject and subordinate to the Permitted Liens.

AVNET agrees that it will execute an agreed upon form of Subordination Agreement provided by the Bank.

Debtors agree that waiver or acquiescence in any Default, or AVNET's failure to strictly enforce Debtors’ performance of the obligations under the Agreement, shall not constitute a waiver of any subsequent or other Default or failure. Notices to either party shall be sent by certified mail or other guaranteed delivery to the address set forth above. AVNET may assign this Agreement; however, Debtors may not. All rights of AVNET shall inure to its successors and assigns; and all obligations, duties and promises of Debtors shall be binding upon its heirs, executors or administrators. If Debtors are a partnership, joint venture or proprietorship, then the liabilities pursuant to this Agreement shall be joint and several. Except as otherwise expressly provided herein, the rights and obligations of the parties shall be governed by the laws of the State of Arizona, including the Uniform Commercial Code as adopted by the State of Arizona.

Any amendment or modification of this Agreement must be in a separate writing expressly identified as such and signed by the authorized representatives of both parties in order to be effective. This Agreement and all other documents executed in connection herewith shall constitute the entire agreement between the parties hereto and shall supersede all other prior agreements, written or oral, with respect thereto. If any provision of this Agreement is held invalid, the remaining provisions shall continue in full force and effect and the parties shall substitute for the invalid provision a valid provision which most closely approximates the economic effect and intent of the invalid provision.

Debtors hereby irrevocably appoint AVNET (and any AVNET designated employees and/or agents) its attorney-in-fact to execute any Security Interest related financing statements, other instruments, and to do such other acts and things as may be necessary to establish, perfect or preserve the Security Interest in and to the Collateral.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

DEBTORS:
Sysorex USA

BY:	/s/ Nadir Ali

PRINTED NAME:	NADIR ALI

ITS AUTHORIZED REPRESENTATIVE

Sysorex Global, Inc.

BY:	/s/ Nadir Ali

PRINTED NAME:	NADIR ALI

ITS AUTHORIZED REPRESENTATIVE

SECURED PARTY:

AVNET, INC.

BY:

PRINTED NAME:

ITS AUTHORIZED REPRESENTATIVE

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